EXHIBIT 23.1

       Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Composite Technology Corporation on Form S-8 (No. 333-121922, 333-112679, 333-83504) of our report dated December 7, 2005 (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), relating to our audit of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Composite Technology Corporation for the year ended September 30, 2005.

Our report dated December 7, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of September 30, 2005, expressed an opinion that Composite Technology Corporation had not maintained effective internal control over financial reporting as of September 30, 2005 based on "criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO)."

Singer, Lewak, Greenbaum, and Goldstein, LLP

/s/ Singer Lewak Greenbaum & Goldstein LLP
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Los Angeles, California
December 13, 2005